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                                                                     Exhibit 4.4

                               TERM LOAN AGREEMENT

         This Agreement, dated the 15th day of January, 1997, between Arbor Health Care Company, a corporation (hereinafter called the "Borrower"), organized in the State of Delaware, and Capital Bank, N.A., a national banking association (hereinafter called the "Bank").

                                   WITNESSETH

WHEREAS, Borrower has requested a credit accommodation from Bank, as more particularly described herein; and

WHEREAS, Bank has agreed to the request so made by Borrower, upon the terms and conditions set forth in this Agreement;

NOW, THEREFORE, the parties hereto, in consideration of the premises and intending to be legally bound, do hereby agree as follows:

SECTION 1.  PURPOSE

         The proceeds of this loan shall be used for business purposes only, and specifically for refinancing the Arbors at Sylvania, 7120 Port Sylvania Drive, Toledo, Ohio 43617.

SECTION 2.  THE LOAN

         Bank agrees to lend, and Borrower agrees to borrow, the sum of Four Million and 00/100 Dollars ($4,000,000.00) on the terms and conditions set forth in this Agreement. This loan shall be evidenced by a Note of Borrower of even date in the form annexed as Exhibit "A" and any extensions and/or renewals thereof.

SECTION 3.  COLLATERAL

         Borrower will secure the payment of the Note by granting to Bank a security interest in, a lien upon or other form of security in the following described Collateral, by the execution of document(s), in form prescribed by Bank, of even date herewith, unless otherwise indicated:

         3.1 UCC ITEMS. Security Agreement(s) of even date herewith covering:

                  (a) EQUIPMENT. All of Borrower's Equipment located at 7120 Port Sylvania Drive, Toledo, Ohio 43617, now owned or hereafter acquired, as described in the Security Agreement(s).

         3.2 REAL PROPERTY.

                  (a) A real estate mortgage of even date herewith between Borrower and Bank covering the real estate described therein.

SECTION  4. REPRESENTATIONS AND WARRANTIES

         Borrower represents and warrants that:

         4.1 Borrower is a corporation duly organized under the laws of the State of Delaware and doing business in the State of Ohio.

         4.2 The undersigned representative is fully authorized to act on behalf of Borrower; and this Loan Agreement, the Note and other document(s) have been authorized by necessary entity action, and do not violate any law or agreement to which Borrower is a party.

         4.3 The financial statements dated September 30, 1996 provided to Bank are true and accurate, and there have been no material changes in the financial condition of Borrower since the date of those statements.

         4.4 Except as disclosed in the financial statements, Borrower's assets are not encumbered or subject to any liens of a material nature.

         4.5 No litigation which if determined adversely to Borrower, would have a material adverse effect on the business operations or financial condition of Borrower, is pending or threatened against Borrower or any of its properties, except as disclosed in the financial statements.

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SECTION 5.  PREPAYMENT OF NOTE

         If Borrower prepays the Note prior to January 15, 2002, Borrower shall pay Bank a premium equal to two percent (2%) of the principal amount so prepaid. If Borrower prepays the Note prior to January 15, 2007, but after January 15, 2002, Borrower shall pay Bank a premium equal to one percent (1%) of the principal amount so prepaid. After January 15, 2007, Borrower may pay the Note without penalty. In any event, any and all prepayments shall be applied to the payment of principal therein of the most remote maturity.

         Notwithstanding the above, no prepayment penalty will apply to monies paid to Bank as a result of loss or damage to some or all of the Collateral or monies paid to Bank as a result of transfer of some or all the Collateral by eminent domain.

SECTION 6.  COVENANTS OF THE BORROWER

         Borrower agrees that, so long as the Note shall be outstanding, unless Bank shall otherwise consent in writing:

         6.1 Borrower shall pay all material charges, taxes, assessments, and claims in a timely manner so that they will not become or result in a lien against Borrower's assets, except any charges or liabilities which are being contested in good faith by appropriate legal proceedings.

         6.2 Borrower shall maintain and keep in force insurance of the types and in amounts customarily carried in lines of business similar to Borrower's, including but not limited to fire, public liability, property damage and worker's compensation, carried with companies and in amounts satisfactory to Bank; and Borrower shall deliver to Bank from time to time at Bank's request evidence of insurance acceptable to Bank. A completed ACORD 27 Form shall constitute evidence of insurance. Under no circumstances shall an ACORD 25-S Form constitute acceptable evidence of insurance.

         6.3 Borrower shall maintain its financial records in accordance with generally accepted accounting principles (GAAP), and allow Bank to review the records at any reasonable time.

         6.4      Borrower shall furnish to Bank:

                  (a) Within one hundred twenty (120) days after the close of each fiscal year, audited financial statements prepared in accordance with GAAP and audited by independent outside accountants satisfactory to Bank.

                  (b) Within forty five (45) days after the close of each quarter, a copy of Borrower's financial statements certified by an officer of Borrower.

                  (c) Such other information as may from time to time be reasonably requested by Bank, including but not limited to financial information on the Arbors at Sylvania.

         6.5 Borrower shall promptly notify Bank of (i) any material change in Borrower's financial condition; (ii) any change in its name; or (iii) any litigation which if determined adversely to Borrower, would have a material adverse effect on the business operations or financial condition of Borrower, against Borrower.

         6.6 Borrower will not violate any laws or regulations if noncompliance will materially and adversely affect the business operations or financial condition of Borrower.

         6.7 Borrower shall not without written consent of the bank:

                  (a)    Permit its net worth to be less than $30,000,000.

                  (b) Permit the ratio of its total debt to its net worth to exceed 4.5 to 1.

                  (c) Permit the ratio of its current assets to current liabilities to be less than 1 to 1.

                  (d) For any 12 month period ending at the end of each quarter, permit the ratio of the sum of its net income plus federal and state taxes accrued or paid plus interest expense plus non-cash expenses to its interest expense for the period to be less than 1.1 to 1.

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                  (e)    For any 12 month period ending at the end of each
                         quarter, permit the ratio of its net income plus non-cash expenses or allowances less any dividends paid by the Borrower to the sum of its current portion of long term debt for the period to be less than 1.15 to 1.

                  (f) Merge or consolidate with any other corporation or any other business entity unless the Borrower is the surviving entity of the merger or consolidation, and the merger or consolidation does not result in the violation of a representation, warranty or covenant hereunder.

                  (g) Liquidate, sell, lease, transfer or otherwise dispose of all or a substantial portion of its assets. All proceeds from any sale, lease or transfer of the Collateral shall be remitted by Borrower to Bank.

SECTION 7.  DEFAULT

         The entire principal balance and all interest shall, at the option of Bank, become immediately due and payable in accordance with the terms of the Note, if:

                  a) Borrower fails to make any payments on the Note when due, provided such default shall continue for a period of ten (10) days after written notice of such default;

                  b) Borrower defaults in the observance or performance of any representation, warranty, covenant or term of this Agreement or any other agreement with Bank provided such default shall continue for a period of thirty (30) days after written notice of such default.

                  c) Proceedings under the Bankruptcy Laws are filed by or against Borrower and such proceedings are not dismissed within sixty (60) days of the filing date.

SECTION 8.  MISCELLANEOUS

         8.1 Neither the failure nor any delay on the part of Bank to exercise any right or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege.

         8.2 This Agreement shall be binding upon Borrower, its successors and assigns, and shall be binding upon the Bank and shall inure to the benefit of Bank and its respective successors and assigns.

         8.3 Borrower will reimburse Bank for all costs, expenses and reasonable attorney's fees expended or incurred by Bank in preparation of and in perfecting security interests and lien positions under this Agreement, and in enforcing this Agreement, or in collecting any sums which become due Bank on the Note or in realization of the Collateral.

         8.4 This Agreement shall be construed in accordance with and governed by the laws of the State of Ohio.

         8.5 All notices required by this Agreement shall be addressed as:

         Capital Bank, N.A.                    Arbor Health Care Company
         Attn:  Commercial Loan Dept.          Attn: Vice President & Treasurer
         5520 Monroe Street                    1100 Shawnee Road
         Sylvania, Ohio  43560                 Box 840
                                               Lima, Ohio  45802-0840

         8.6 All representations, warranties, and agreements herein contained shall survive the making of the loan and the issuance of the Note.

         8.7 In the case that one or more of the provisions contained in this Agreement, the Note, and other loan documents shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the invalidity, illegality, or unenforceability of such provisions shall not affect any other provisions of this Agreement, the Note, and other loan documents, and such shall be construed as though the invalid, illegal, or unenforceable provision had never been contained therein.

         8.8 BORROWER ACKNOWLEDGES THAT, AS TO ANY AND ALL DISPUTES THAT MAY ARISE BETWEEN THE BORROWER AND THE BANK, THE COMMERCIAL NATURE OF THE TRANSACTION OUT OF WHICH THIS AGREEMENT ARISES WOULD MAKE ANY SUCH DISPUTE UNSUITABLE FOR TRIAL BY JURY. ACCORDINGLY, BORROWER HEREBY

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IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY AS TO ANY AND ALL DISPUTES THAT
MAY ARISE RELATING TO THIS AGREEMENT OR TO ANY OF THE OTHER INSTRUMENTS OR COLLATERAL DOCUMENTS EXECUTED IN CONNECTION HEREWITH.

         8.9 Borrower acknowledges the right to have the terms and conditions of this Agreement reviewed by an attorney for the Borrower, and said terms and conditions were explained to the appropriate officers/representatives of the Borrower who hereby acknowledge that they fully understand the terms hereof.

CAPITAL BANK, N.A.                            ARBOR HEALTH CARE COMPANY

By: /s/ David A. Reed                         By:  /s/ W. W. Wondolowski
   ----------------------------------             ------------------------------
       David A. Reed, Vice President                William W. Wondolowski, Vice
                                                     President and Treasurer


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                                    TERM NOTE
                                    ---------

$4,000,000.00                                                  January 15, 1997
-------------                                                  Sylvania, Ohio

              FOR VALUE RECEIVED, the undersigned, ARBOR HEALTH CARE COMPANY (the "Maker"), unconditionally promises to pay to the order of Capital Bank, N.A., a national banking association (the "Bank"), at 5520 Monroe Street, Sylvania, Ohio 43560, the principal sum of FOUR MILLION AND 00/100 DOLLARS ($4,000,000.00) plus interest on the unpaid principal balance thereof at the rate of eight and ten hundredths percent (8.10%) per annum through January 14, 2002, at which time said interest rate shall be subject to change in accordance with the attached Exhibit "A".

              Commencing on the 15th day of February, 1997, and continuing on the same day of each month thereafter, Maker shall make sixty (60) monthly payments of principal and interest in the amount of Thirty Three Thousand Nine Hundred Eighty Eight and 00/100 Dollars ($33,988.00) each through January 15, 2002, at which time the monthly payment amount shall be subject to change in accordance with Exhibit "A" of this Note. The outstanding principal balance due hereunder and all accrued and unpaid interest shall be fully due and payable on or before January 15, 2017.

              All payments shall be credited first to interest accrued but unpaid and then to the payment and reduction of principal. Late payments will be charged a fee of 10% of the payment amount.

              Time is of the essence in the payment of this Note.

              Interest shall be calculated by means of the 365/360 day method.

              Maker shall make all payments on this Note at the principal offices of Bank or at such other place as the holder hereof may designate.

              If Maker prepays the Note prior to January 15, 2002, Maker shall pay Bank a premium equal to two percent (2%) of the principal amount so prepaid. If Maker prepays the Note prior to January 15, 2007, but after January 15, 2002, Maker shall pay Bank a premium equal to one percent (1%) of the principal amount so prepaid. After January 15, 2007, Maker may pay the Note without penalty. In any event, any and all prepayments shall be applied to the payment of principal therein of the most remote maturity.

              As security for payment of this Note, Maker has granted Bank, by separate instrument of even date herewith, a security interest in all equipment located at 7120 Port Sylvania Drive, Toledo, Ohio 43617, whether now owned or hereafter acquired, and all proceeds of the foregoing, all as further described in the aforesaid security agreement.

              As security for payment of this Note, Maker has granted Bank, by separate instrument of even date herewith, a mortgage lien on the property on Exhibit "B" of this Note:

              This Note is issued under and entitled to the benefits of the provisions of a Loan Agreement between Maker and Bank of even date herewith, incorporated hereunder by reference.

              In the event the Maker fails to make any payment within ten (10) days after written notice of payment default, Bank at its election may declare the entire amount of principal and interest remaining unpaid hereunder together with any and all other obligations or liabilities of Maker to Bank immediately due and payable without presentment, demand, protest or notice upon default and may proceed against any and all security and may enforce any and all of its remedies at law or equity. In such event, the entire principal balance and accrued interest then owing shall bear interest at a rate of four percent (4%) above the prime interest rate in effect from time to time at Bank until fully paid, provided, however, that in no event shall the amount of interest paid hereunder exceed the maximum rate of interest permitted by law. Maker agrees to pay all costs of collection hereof, including reasonable attorney's fees.

              This Note shall be construed under the laws of the State of Ohio.

              Any event of default under the terms of any other note, loan agreement or security agreement executed by Maker in favor of Bank shall be an event of default under this Note.



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              Bank's acceptance of one or more late or partial payments shall not be a course of dealing upon which the Maker may rely on future occasions or a waiver of Bank's right to prompt full payment when due under this Note. Bank's forbearance from exercising any right or remedy under this Note shall not be a waiver of such rights and remedies. Bank's forbearance from exercising any right or remedy under this Note on any one or more occasions shall not be a course of dealing or waiver on which the Maker may rely on any future occasions. Bank's exercise of any rights or remedies or a part of a right or remedy on one or more occasions shall not preclude Bank from exercising the right or remedy at any other time. Bank's rights and remedies under this Note and the law and equity are cumulative to, but independent of, each other.

              Maker represents and warrants that the loan evidenced by this Note is for business purposes and not primarily for personal, family, household or agricultural purposes.

              MAKER ACKNOWLEDGES THAT, AS TO ANY AND ALL DISPUTES THAT MAY ARISE BETWEEN THE MAKER AND THE BANK, THE COMMERCIAL NATURE OF THE TRANSACTION OUT OF WHICH THIS NOTE ARISES WOULD MAKE ANY SUCH DISPUTE UNSUITABLE FOR TRIAL BY JURY. ACCORDINGLY, MAKER HEREBY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY AS TO ANY AND ALL DISPUTES THAT MAY ARISE RELATING TO THIS NOTE OR TO ANY OF THE OTHER INSTRUMENTS OR COLLATERAL DOCUMENTS EXECUTED IN CONNECTION HEREWITH.

              Maker acknowledges the right to have the terms and conditions of this Note reviewed by an attorney for the Maker, and said terms and conditions were explained to the appropriate officers/representatives of the Maker who hereby acknowledge that they fully understand the terms hereof.

              With full knowledge of all constitutional rights under the Constitutions of the State of Ohio and the United States of America, the Maker hereby irrevocably authorizes any attorney at law, including without limitation, any attorney representing the Bank, to appear on the Maker's behalf in any court of record in the State of Ohio, or in any other state or territory of the United States, or in any court of the United States, after this Note becomes due and payable; to waive the issuing and service of process and all other constitutional rights to due process of law; to confess judgment against the Maker in favor of the Bank for the amount then appearing due together with the costs of suit; to release all errors; and to waive all rights of appeal and stays of execution. The Maker hereby consents to the confessing attorney receiving a legal fee from the Bank or any other holder of this Note. The Maker voluntarily and knowingly irrevocably waives (i) any conflict of interest with respect to the attorney confessing judgment against the Maker, and (ii) all rights to notice and hearing prior to judgment being so confessed against the Maker.

              WARNING - BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR, WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON ITS PART TO COMPLY WITH THIS AGREEMENT, OR ANY OTHER CAUSE.

MAKER:        ARBOR HEALTH CARE COMPANY

BY:           /s/ W. W. Wondolowski
              --------------------------------------
              William W. Wondolowski, Vice President
              and Treasurer


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                                   EXHIBIT "A"
                                   -----------

INTEREST RATE AND MONTHLY PAYMENT CHANGES

(A) CHANGE DATES

The interest rate charged may change on the 15th day of January, 2002, and on that day every 60th month thereafter. Each date on which the interest rate could change is called a "Change Date".

(B) THE INDEX

Beginning with the first Change Date, the interest rate will be based on an Index. The "Index" is the weekly average yield on United States Treasury securities adjusted to a constant maturity of 5 years, as made available by the Federal Reserve Board. The most recent Index figure available as of the date 45 days before each Change Date is called the "Current Index".

If the Index is no longer available, the Bank will choose a new index that is based upon comparable information. The Bank will give notice of this choice.

(C) CALCULATION OF CHANGES

Before each Change Date, the Bank will calculate the new interest rate by adding two and ten hundredths percentage points (2.10%) to the Current Index. The Bank will then round the result of this addition to the nearest one-eighth of one percentage point (0.125%). This rounded amount will be the new interest rate until the next Change Date.

The Bank will then determine the amount of the monthly payment that would be sufficient to repay the unpaid principal balance owing at the Change Date in full on the maturity date at the new interest rate in substantially equal payments. The result of this calculation will be the new amount of the monthly payments.

(D)  EFFECTIVE DATE OF CHANGES

The new interest rate will become effective on each Change Date. The new amount of the monthly payment will become due on the first payment due date after each Change Date.

(E)  NOTICE OF CHANGES

The Bank will deliver or mail to Maker a notice of any changes in the interest rate and monthly payment before the effective date of any change.


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                                   EXHIBIT "B"

A parcel of land being Lot 18 in the Replat of Lots 4 and 5 Port Sylvania Plat Two as recorded in Volume 133, Pages 80-82, Lucas County Record of Plats, located in Sylvania Township, Lucas County, Ohio, and being more particularly described as follows:

Commencing at the Southeast corner of the Southwest 1/4 of Section 21, Town 9 South, Range 6 East; thence Northerly along the East line of the Southwest 1/4 of said Section 21, having an assumed bearing of North 4(degree) 18' 40" East, a distance of 555.68 feet to the Southeast corner of said Lot 18 (said corner also being the true Point of Beginning); thence Westerly along the South line of said Lot 18 (said line also being the Northerly right-of-way line of Port Sylvania Drive), having a bearing of North 85(degree) 33' 03" West, a distance of 305.90 feet to a point (said point also being the Southeast corner of Lot 3 in Port Sylvania Plat One); thence Northerly along the East line of said Lot 3, having a bearing of North 4(degree) 26' 57" East, a distance of 420.00 feet to a point (said point also being the Northeast corner of said Lot 3); thence Westerly along the North line of said Lot 3, having a bearing of North 85(degree) 33' 03" West, a distance of 320.00 feet to a point (said point also being the Northwest corner of said Lot 3); thence Northerly along the West line of said Lot 18 (said line also being the Easterly right-of-way line of Meijer Drive), having a bearing of North 4(degree) 26' 57" East, a distance of 50.00 feet to the Northwest corner of said Lot 18; thence Easterly along the North line of said Lot 18, having a bearing of South 85(degree) 33' 03" East, a distance of 624.77 feet to the Northeast corner of said Lot 18; thence Southerly along the East line of said Lot 18 (said line also being East line of the Southwest 1/4 of said
Section 21), having a bearing of South 4(degree) 18' 40" West, a distance of
470.00 feet to the true point of beginning.  Subject to legal highways.